Exhibit 10.28
WRIGHT EXPRESS CORPORATION
SEPARATION AGREEMENT
     Separation Agreement (the “Agreement”) dated as of December 6, 2006 (the “Effective Date”) between Wright Express Corporation, a Delaware corporation (“WEX”), and Katherine M. Greenleaf (the “Executive”).
     WHEREAS, WEX and the Executive are parties to an Employment Agreement made as of October 28, 2005 (the “Employment Agreement”); and
     WHEREAS, WEX and the Executive wish to set forth herein the terms upon which the Executive will, on an amicable basis, separate from WEX.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Cessation of Employment.
     (a) The Executive shall, and hereby does, resign as an employee of WEX and all of its subsidiaries, and as a director of all of its subsidiaries, on April 2, 2007 (the “Separation Date”). The Executive shall remain as an employee of WEX until and including the Separation Date and, in such capacity, shall continue, at the request of WEX, to serve as a director of Wright Express Financial Services Corporation and shall perform such other services as the Chief Executive Officer shall reasonably request, including transitional support to her successor. Such services shall be performed primarily at the principal office of WEX and shall be subject to supervision by the Chief Executive Officer of WEX.
     (b) After the Separation Date, the Executive shall cease to be employed by WEX, or any of its subsidiaries, and shall cease to be a director of any subsidiary of WEX.
2. Compensation and Benefits.
     (a) During the period from the Effective Date to the Separation Date, WEX shall continue to pay the Executive her base salary at the rate currently in effect, in accordance with WEX’s normal payroll practices.
     (b) During the period from the Separation Date to December 31, 2007, WEX shall pay to the Executive, as severance, the total sum of $157,500, in nine equal monthly installments of $17,500 each.
     (c) The Restricted Stock Units (“RSUs’) granted to the Executive under WEX’s 2005 Equity and Incentive Plan (the “Plan”) shall be treated as follows:
         (i) The 4,583 RSUs granted pursuant to the Award Agreement dated as of February 22, 2005 between WEX and the Executive (the “Founder’s Grant Award Agreement”) that were scheduled to vest on February 22, 2007 shall become vested on February 22, 2007 in accordance with and subject to the terms of the Founder’s Grant Award Agreement. The remaining unvested RSUs granted pursuant to the Founder’s Grant Award Agreement shall automatically terminate on the Separation Date.
         (ii) The 813 RSUs and 813 Performance-Based Restricted Share Units (“PSUs”) granted pursuant to the Award Agreement dated as of March 31, 2006 that were scheduled to vest on March 31, 2007 shall become vested on March 31, 2007 in accordance with and subject to the terms of the 2006 Award Agreement; provided, however, that such PSUs shall then become vested only to the extent WEX achieves the performance targets set forth in Executive’s 2006 Long-Term Incentive Program Award Agreement. The remaining unvested RSUs and PSUs granted pursuant to the 2006 Award Agreement shall automatically terminate on the Separation Date.
         (iii) The 10,533 RSUs granted pursuant to the Award Agreement dated as of October 28, 2005 between WEX and the Executive (the “2005 Award Agreement”) that were scheduled to vest on October 28, 2007 shall become vested on October 28, 2007, notwithstanding the Executive’s cessation of employment on April 2, 2007. The remaining unvested RSUs granted pursuant to the 2005 Award Agreement shall automatically terminate on the Separation Date.
         (iv) Upon the earliest of the Executive’s death, “Disability” (as defined in the Employment Agreement), or a “Change in Control” (as defined in WEX’s 2005 Equity and Incentive Plan) that occurs prior to October 28, 2007, the 4,853 RSUs referred to clause (i) above, 813 RSUs and 813 PSUs referred to in clause (ii) above and the 10,533 RSUs referred to in clause (iii) above, to the extent not otherwise then vested, shall become vested.
     (d) The Executive shall be entitled to receive, in 2007 the cash bonus (if any) earned by the Executive under WEX’s short-term incentive plan for 2006, based on WEX’s achievement of its targeted goals for 2006. Such bonus shall be paid at the same time other executives of WEX receive their bonuses under such plan.
     (e) The Executive shall, until the Separation Date, continue to participate in WEX’s employee benefit plans offered generally to employees (other than, except as expressly set forth in this Section 2, short-term incentive awards and long-term incentive awards) on the same basis as the Executive currently participates in such plans.
     (f) Executive shall be paid for all accrued and unused paid time off as of the Separation Date. Executive acknowledges that, after the Separation Date, she may elect to continue certain benefits at her own cost through the federal law known as COBRA. As soon as practicable after the Separation Date, WEX shall pay to the Executive the sum of $16,000 to assist the Executive in paying for medical and dental benefits following her cessation of employment with WEX.
     (g) The Executive may continue, until the Separation Date, to use the automobile and AYCO financial counseling program made available to her by WEX on the same terms such use is currently being made available to the Executive.

     (h) Following the Separation Date, there shall be distributed to Executive all amounts deferred by Executive pursuant to the WEX Executive Deferred Compensation Plan, in accordance with the election she has previously made under such plan.
3. Release. In consideration of the benefits provided under this Agreement, on the Effective Date, the Executive shall sign and deliver to WEX a General Release in the form attached hereto as Exhibit A (the “General Release”).
4. Employment Agreement. As of the Effective Date, the Employment Agreement shall terminate and be of no further force or effect in any respect; provided , however , that (a) the provisions of Section IX shall survive and shall remain in full force and effect in accordance with their terms, (b) if Executive’s employment with WEX terminates prior to the Separation Date due to a Termination for Cause (as defined in the Employment Agreement) , then, at the election of WEX, this Agreement shall be null and void in all respects and Executive’s rights upon such termination shall be governed by the terms of the Employment Agreement, (c) if the General Release and this Separation Agreement are revoked by Executive pursuant to the terms of the General Release within the seven-day period set forth in the General Release, this Agreement shall be null and void and the Employment Agreement shall remain in full force and effect.
5. General.
     (a) This Agreement and the General Release contain and constitute the entire understanding and agreement between the parties hereto with respect to the cessation of employment of the Executive with WEX and the payment of benefits in connection therewith, and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith (except as expressly set forth in Section 4 above). The payments and benefits due to the Executive under this Agreement are in lieu of any other severance benefits payable to Executive under any severance plan or policy of WEX or its affiliates or any other agreement or arrangement.
     (b) The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other reemployment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment with WEX terminates.
     (c) The Executive acknowledges and agrees that WEX may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation. It is the intention of the parties that all payments under this Agreement which are subject to Section 409A of the Internal Revenue Code shall be administered in order to avoid the imposition of any increase in the tax due in accordance with Section 409A(a)(1)(B) and the terms of this Agreement shall be further amended as necessary in order to avoid such increase on tax.
     (d) This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except when waived in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or have any impact on anything other than that which is specifically waived.
     (e) This Agreement has been executed and delivered in the State of Maine and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.
     (f) All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light or the circumstances in which it was entered into and specifically enforce this Agreement as limited.
6. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement. The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.
7. Indemnification. From and after the date hereof, WEX shall continue to indemnify the Executive pursuant and subject to the provision of Article VII of its Certificate of Incorporation, as it may be amended from time to time.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WRIGHT EXPRESS CORPORATION

By:	/s/ Michael E. Dubyak
Michael E. Dubyak
Title: President and Chief Executive Officer

/s/ Katherine M. Greenleaf
Katherine M. Greenleaf

Exhibit A
GENERAL RELEASE
     WRIGHT EXPRESS Corporation (the “Company”), and KATHERINE M. GREENLEAF (hereinafter collectively with her heirs, executors, administrators, successors and assigns, “Employee”), mutually desire to enter into this General Re lease and agree that:
     The terms of this General Release and the Separation Agreement dated as of December 6, 2006 between the Company and Employee (the “Separation Agreement”) are the products of mutual negotiation and compromise between Employee and the Company; and
     The meaning, effect and terms of this General Release and the Separation Agreement have been fully explained to Employee; and
     Employee is hereby advised, in writing, by the Company that she should consult with an attorney prior to executing this General Release and the Separation Agreement; and Employee is being afforded at least twenty-one (21) days to consider the meaning and effect of this General Release and the Separation Agreement; and
     Employee understands that she may revoke this General Release and the Separation Agreement for a period of seven (7) calendar days following the day she executes this General Release and said General Release shall not become effective or enforceable until the revocation period has expired and no revocation has occurred. Any revocation within this period must be submitted, in writing, to the Senior Vice President of Human Resources and state, “I hereby revoke my acceptance of your General Release and the Separation Agreement.” Said revocation must be personally delivered to the Senior Vice President of Human Resources, or mailed to the Senior Vice President of Human Resources and postmarked within seven (7) calendar days of execution of this General Release; and
     Employee has carefully considered other alternatives to executing this General Release.
     THEREFORE, Employee and the Company, for the full and sufficient consideration set forth in the Separation Agreement, agree as follows:
     1. Employee shall not be entitled to receive any payments or benefits under the Separation Agreement if the Company has determined that, either prior or within one year subsequent to the Separation Date, Employee has (a) misappropriated or improperly used or disclosed any confidential or proprietary information of the Comp any; (b) failed to comply with any material contractual obligations to the Company; (c) solicited for hire away from the Company, any current Company Employee(s), absent the Company’s consent; or (d) taken any action which is substantially inimical or detrimental to the interests of the Company.
     2. Employee, of her own free will knowingly and voluntarily releases and forever discharges the Company, its affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”), of and from any and all actions or causes of action, suits, claims, charges, complaints, promises, demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which Employee or Employee’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Released Parties by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Employee executes this General Release or the Separation Agreement, with the exception of any claim to enforce the terms of this General Release or the Separation Agreement (or any payment or benefits required to be provided to Employee pursuant to the Separation Agreement), including, but not limited to:
a.	any and all matters arising out of her employment by the Company or any of the Released Parties and the cessation of said employment, and including, but not limited to, any claims for salary, bonuses, severance pay, or vacation pay, any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act; and

b.	The Maine Equal Pay Law; Maine Human Rights Act; Maine Labor Relations Act, AIDS Tests Law; Occupational Safety and Health Laws; Sexual Harassment Policies Law; Smokers’ Rights Law; Family Medical Leave Act; Leave for Reserve Training; Wage and Hour Laws; Wage Payment Laws; “Jury Duty” provision; “Whistleblowers’ Protection Act; Substance Abuse Testing Law; Employment Leave for Victims of Violence; Maine’s Severance Pay Act, “Smoking Restrictions in Public Areas: Retaliation Prohibited” provision; “Workplace Smoking Restrictions: Retaliation Prohibited” provision; and

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of her employment with the Company including, but not limited to, any allegations for costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.
     3. Employee also acknowledges that she does not have any current charge, complaint, grievance or other proceeding against the Released Parties or any Released Party pending before any local, state or federal agency regarding her employment.
     4. Employee agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this General Release or the Separation Agreement. This nondisclosure includes, but is not limited to, members of the media, present and former Employees of the Company or any Released Party, and other members of the public, but does not include an attorney, accountant or representative with whom Employee chooses to

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consult or seek advice regarding her consideration of and decision to execute this General Release. This Agreement shall not be admissible in any proceeding except to enforce the terms herein. Nothing herein shall preclude the Company from making such disclosures as may be required by law.
     5. Employee represents that she has not and agrees that she will not in any way disparage the Company or any Released Party, their current and former officers, directors and Employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.
     6. This General Release is made in the State of Maine and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.
     7. Employee agrees that neither this General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
     8. This Release may not be modified, altered or change d except upon express written consent of both parties wherein specific reference is made to this General Release.
     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH GENERAL RELEASE. EMPLOYEE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS SHE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND SHE ACKNOWLEDGES THAT SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE SEPARATION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE.
     IF THIS DOCUMENT AND THE SEPARATION AGREEMENT ARE RETURNED EARLIER THAN 21 DAYS, THEN EMPLOYEE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT SHE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

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     THEREFORE, the parties to this General Release now voluntarily and knowingly execute this Agreement.

/s/ Katherine M. Greenleaf
KATHERINE M. GREENLEAF

Signed and sworn before me
this 6th day of December, 2006.

/s/ Stephanie E. Wood
Notary Public
Stephanie E. Wood
Notary Public-Maine
My Commission Expires 04/01/2007
WRIGHT EXPRESS CORPORATION

	By:	/s/ Michael E. Dubyak

Name: Michael Edward Dukyak
Title: President & CEO
Signed and sworn before me
this 6th day of December, 2006.

/s/ Stephanie E. Wood
Notary Public
Stephanie E. Wood
Notary Public-Maine
My Commission Expires 04/01/2007

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